Exhibit 99.3

HeartFlow/Longview Acquisition Corp II SPAC Merger Announcement Presentation Script

[Disclaimers]

TBD who reads: Thank you for joining us today. Before we discuss what we believe is a very exciting announcement and a significant milestone for both HeartFlow and Longview Acquisition II, I would like to direct you to some important disclaimers shown on these slides, including that during this presentation we make certain forward-looking statements that are subject to risks and uncertainties.

Larry Robbins

Slide 4 (Today’s Presenters):

Hello.  I’m Larry Robbins, Chairman of Longview Acquisition Corp II and I’m thrilled to discuss the merger of our Special Purpose Acquisition Corporation with HeartFlow, a revolutionary digital health company poised to meaningfully reduce both mortality and spend within Cardiovascular Disease, which presently accounts for 1 in 3 deaths and 1 in 6 dollars of US healthcare spend.

Joining me from HeartFlow for our presentation today are Dr. John Stevens, President, CEO and Co-Founder, and Dr. Charles Taylor, Founder and Chief Technology Officer.  While John and Charley will deliver the majority of our presentation today, please indulge me while I introduce the transactional elements of the deal and offer a few perspectives on why we are so excited to co-invest in HeartFlow for the long-term.

Slide 5 (Transaction Overview):

Founded eleven years ago and building upon two and a half decades of innovation that began at Stanford University, HeartFlow has invested $543 million and the intellectual capital of a brilliant team of scientists and clinicians to revolutionize precision “heartcare” with non-invasive, personalized cardiac tests and associated enterprise software suite solutions.

HeartFlow has regulatory clearance and is commercially available today, providing unprecedented assessment of a patient’s coronary artery anatomy and function, enabling doctors to make more informed care decisions that drive better patient outcomes and at lower costs.

Longview II was brought public in March of this year, raising $690 million of capital in trust and is an affiliate of Glenview Capital Management, where I am the CEO.  Glenview is in its 21st year of operations with a strong track record in public markets investing with a particular focus on the healthcare market.  Glenview is the largest investor in Longview, and I am the largest investor in Glenview – we are extremely excited to co-invest alongside HeartFlow shareholders, management, and associates to accelerate the adoption and growth of their revolutionary approach to cardiac evaluation.

Slide 6 (Transaction Overview Cont.):

The transaction values HeartFlow at a pre-money valuation of $2.15 billion and will inject significant cash into the Company to result in a day 1 balance sheet with zero debt and approximately $400m of cash. It should be noted that the business model anticipates $200m of cash burn through early 2024, after which the Company becomes meaningfully cash generative, and provides another $200m cash cushion for additional internal growth opportunities or modest bolt-on capabilities.

All existing shareholders are rolling their equity into the merger, but $110 million of the cash will be used to fund the repurchase of a portion of the holdings of very early stage investors and employees with greater than 8 years tenure. These partial sales are approximately 5% of existing and 4% of pro forma shares outstanding.

Assuming no redemptions, HeartFlow will only need about 87% of Longview’s $690 million cash and all sides are committed to fully capitalizing – but not over-capitalizing - the Company. As such, once any redemption activity is known and immediately prior to the transaction’s close, Longview will dividend approximately 13% of its cash to its own shareholders and simultaneously effect a reverse split to adjust the original transaction reference price back to $10 per share. Longview will forfeit sponsor shares pro rata to the capital given back to our investors, and we have committed to hold sponsor shares for at least three years. Any redemptions will reduce the dividend paid.

Pending SEC review, the transaction is expected to close in the fourth quarter of this year.

Slide 7 (HeartFlow Met Every Longview Criteria):

Since we launched Longview II, we reviewed more than 60 targets, quickly focusing on two premier growth opportunities and then opting to focus all of our energies on one optimal partner, HeartFlow, which met all of our criteria with an investment case that jumps off the page for us.

First, they address a massive, unmet medical need in heart disease, the #1 cause of death and the largest component of chronic health spending. Physicians and nurses across cardiovascular care have worked tirelessly in this battle, but to date the medical technology world has failed to give them the appropriate tools in the fight.  The work of John, Charley and team changes that, and we are excited to be their partner to accelerate HeartFlow adoption.

Second, their technology is brilliant, elegant, heavily proprietary, becomes more intelligent with scale and has the highest diagnostic accuracy, driven by AI and deep learning.

Third, and refreshingly so, they do more for less.  The clinical benefits are widely cited, as are the overall reductions to payors through lower overall systemic costs.  This is the true embodiment of value-based care.

Fourth, HeartFlow offers a compelling business model – a SaaS model combining fee per analysis, so growth can accelerate with adoption, as well as recurring subscription revenues.

Finally, they are pursuing an enormous total addressable market, estimated at $50 billion over time, with the opportunity to have the pendulum swing from today’s fraction of a fraction, with HeartFlow a tiny slice of CT scans, to a majority of a majority, when they have the opportunity to power CT scans to become the defacto standard of care for cardiac health.  The transaction is well priced at 11.6x 2023 revenue and 4.5x 2025 revenue for this premier growth asset.

And with that, it is my pleasure to turn our presentation over to Dr. John Stevens, HeartFlow, President, CEO and Co-Founder.

John Stevens

Slide 8 (Executive Summary):

Thank you, Larry. I am delighted to be here today with Larry and Charley to introduce you to HeartFlow. We have come together as an organization, driven by a vision of improving cardiovascular care for patients, physicians, providers, and payers addressing the single largest cause of death in the world – heart disease.

Today, we’d like to share with you why we are so excited about our revolutionary precision technology. We are empowering physicians with an AI-enabled, cloud-based enterprise software solution capable of transforming cardiovascular care with risk assessment, diagnosis, planning and treatment management. Our solution delivers precise, personalized, enhanced care decisions for patients supported by significant clinical evidence and a robust intellectual property portfolio.

We are unlocking barriers to widespread adoption with cardiology societies, health care providers and payers. Importantly, we are aligned with healthcare's megatrends most importantly, as Larry described, more for less. We have a predictable and attractive software as a service model and a platform with a large TAM.

Finally, our solution delivers a compelling high growth opportunity at an attractive market valuation with a remarkable team of people and a group of deeply experienced investment partners. And our mission, collectively, is to drive societal and commercial impact by enabling access to optimized care for all patients with cardiovascular disease.

Slide 9 (Driven by a Mission to Improve Cardiovascular Care for Patients, Physicians, Provider and Payers):

Patients are truly our north star. We care deeply about the one, and we hope to markedly improve the care for the hundreds of millions of people with cardiovascular disease. We will now share a video of one of our patients, Dennis, who can describe how HeartFlow has changed his life...

[Video of Dennis Will Play Here]

It is now my pleasure to introduce Dr. Charley Taylor, Founder and Chief Technology Officer of HeartFlow.

Charley Taylor

Slide 10 (Addressing the Number One Cause of Death and Largest Component of Chronic Health Spend):

Thank you John. There are tens of millions of patients like Dennis in the U.S. alone. One out of every three deaths are caused by cardiovascular disease, which is twice as many as cancer, the second most common cause.  Worldwide as many as one billion people are at moderate to high risk of having cardiovascular disease, and most of these patients don’t know it. The direct and indirect costs of cardiovascular disease consume one out of every six healthcare dollars today and are projected to exceed $1 trillion by 2035 in the U.S. alone.

Slide 11 (The “Status Quo” Heart Disease Care Pathway Dominated by Echo & Nuclear Stress Testing is Suboptimal):

Heart disease is the leading cardiovascular disease and by itself the leading cause of death worldwide. Unfortunately, the status quo for diagnosing heart disease is fundamentally broken. It starts with risk assessment such as a physical exam, family history, blood pressure measurements, or a cholesterol test.

Patients often then proceed to noninvasive testing including stress echocardiography, treadmill ECG, or nuclear scans such as SPECT and PET. None of these tests enable the visualization of the coronary arteries and not surprisingly, they are inaccurate for diagnosing disease in the coronary arteries that may cause symptoms, is the primary manifestation of heart disease and, left untreated, is the primary cause of heart attacks. When these non-invasive tests come back positive, these patients are often sent to invasive coronary angiography and the gold standard measurement of fractional flow reserve with a pressure wire, only to find no disease or insignificant disease that is best managed medically. When these non-invasive tests are negative, coronary artery disease is often missed and patients with significant, and sometimes life-threatening, heart disease can be falsely reassured.

Slide 12 (HeartFlow Developed and Introduced a Revolutionary Precision “Heartcare” Technology that Disrupts the Status Quo):

HeartFlow has developed and introduced a revolutionary precision heartcare technology platform that disrupts the status quo. We are currently developing and testing a new product, called PreRead, to assess the presence of anatomic stenosis in every coronary CT. We are augmenting HeartFlow’s CTA-based fractional flow reserve product, or “FFRCT,” which quantifies limitations in coronary artery blood flow with information about myocardial blood flow – or blood flow to the heart tissue itself. We are developing and testing a new quantitative plaque product, based on our core deep learning technology, that will enable physicians to measure atherosclerosis in coronary arteries and use this information to better manage patients medically. Finally, we are rolling-out our Planner product to be used to enable interventional cardiologists to understand and predict the impact of different treatment strategies.

Slide 13 (Empowering Physicians with an AI-enabled, cloud-based Enterprise Software Suite):

HeartFlow technology leverages proprietary deep learning artificial intelligence techniques to model the coronary arteries. We systematically learn from our data to provide the highest diagnostic accuracy of any non-invasive test as compared to the invasive gold standard. Our software application runs on the Amazon Web Services cloud, through which we can securely transmit data out of and back into hospital systems. HeartFlow technology can be used by physicians to explain patient symptoms and requires fewer physician visits and tests. It seamlessly integrates with telemedicine and is accessible on desktop and mobile devices and integrated into each patient’s electronic health records.

Slide 14 (Transforming Cardiovascular Disease Risk Assessment, Diagnosis, Planning, and Treatment Management):

While our first product FFRCT is targeted at, and gaining commercial adoption in the phase of the patient journey that involves diagnosis for symptomatic patients suspected of having coronary artery disease, or “CAD,” our strategy is to leverage the capabilities of our platform and our commercial traction to expand our product portfolio and our addressable market opportunity across the CAD care continuum.

Given our platform is non-invasive and provides both an anatomical and functional assessment of CAD, we believe it is well positioned to make an impact across the entire patient journey from disease risk assessment and diagnosis, to treatment optimization and monitoring. Patients with CAD can be both diagnosed and monitored today with our current FFRCT product. HeartFlow’s Planner product is being used in clinical studies today to evaluate the optimization of revascularization strategies including stenting.

Our new products under development include the complete description of coronary artery anatomy in our Pre-read product as well as expansion of our core FFRCT product to include quantitative plaque capabilities. We are also using the HeartFlow platform to develop a risk score combining coronary anatomy, plaque, and blood flow information to evaluate the risk of heart attack in symptomatic and asymptomatic patients.

With that, I’d like to turn the presentation back to John.

John Stevens

Slide 15 (Delivering Precise, Personalized and Enhanced Care Decisions for Patients):

Thank you Charley. HeartFlow’s platform technology enables the delivery of total coronary artery disease life-cycle management solution. You saw in the video of Dennis we shared earlier exactly how HeartFlow improves cardiovascular care. As this slide highlights, it starts with the physician assessment of patients at risk, like Dennis. It then enables a precise diagnosis of the presence of coronary artery disease and most importantly the significance. Using that information, the physician is then able to plan the optimal therapeutic approach. Whether it's medical or interventional, the HeartFlow technology delivers this solution. As you saw, Dennis received a stent in his coronary artery, relieving the blockage, the severe symptoms and decreasing his risk of a heart attack or even death from coronary artery disease. Over time, Dennis will be monitored and reassessed.

Slide 16 (Patient Example):

This is an example of the application of our technology. This 60-year-old man presented to his physician with new onset chest discomfort.

His physician decided to order a cardiac CT scan [Show “Coronary CTA”], showing disease throughout the coronary artery.

In the coming quarters, HeartFlow will deliver a report called PreRead [Show “PreRead”] – as Charley referenced earlier – that defines the precise anatomic information available in the CT scan through our AI enabled technology.

That will also include detailed information about the plaque [Show “Plaque”], or the atherosclerotic buildup in the patient's coronary artery, answering questions such as: How much plaque is there?, how significant is that plaque?, and how best can the patient be treated?

[Show “FFRCT”] Here, you can see our FFRCT demonstrating a severe blockage and markedly compromised blood flow. In most patients, if the FFRCT value is below .80, interventional therapy is recommended, and at .51, it is a very severe, life threatening lesion.

Finally [Show “Planner”], our recently FDA cleared Planner which allows the clinician in real time to model exactly how best to treat the individual patient, what lesions need a stent, and what the attendant clinical result will be if properly deployed.

Slide 17 (Providing Significant Clinical Evidence):

When HeartFlow was founded, we had two guiding principles: most importantly, patients always come first. Second, we will lead with overwhelming clinical evidence; demonstrated by over 425 peer reviewed publications studying over 10,000 patients with up to five years of follow up data, which clearly demonstrate a higher diagnostic accuracy compared to any other non-invasive test, an 83% reduction in unnecessary invasive angiograms, and with that a significant reduction in the total cost of care.

Slide 18 (Leveraging a Strong Intellectual Property Portfolio):

Built on 25 years of innovation, we have recently been issued our 408th patent worldwide, and we are continuously improving our software, with seamless updates deployed every three to four weeks by leveraging the power of artificial intelligence applied to the rapidly growing body of clinical data, now with over 15 million annotated cardiac CT images.

With each product update, we increase performance continuously, enhancing robustness, improving accuracy and deepening automation. This foundation allows us to be a deep technology software company solving the world's largest healthcare problem. We leverage our ever-growing body of clinical data with the best of data science and artificial intelligence to continuously enhance and improve our products.

Slide 19 (Unlocked Barriers Driving Adoption by Key Cardiology Societies, Providers and Payers):

Our work has been to develop and implement a plan to transform the care of cardiovascular disease. To make that happen, we had to unlock the fundamental structural barriers inherent in healthcare. We built a team of deeply experienced people in technology, cardiovascular medicine, and the business of medicine. We've developed a comprehensive body of clinical evidence which has enabled regulatory clearance in the U.S., Europe and Japan.

We have also developed a business model which is a hybrid of a fee per analysis for FFRCT and an additional baseline subscription fee will be added for additional features such as Planner and PreRead. Most recently there has been clear direction from the professional cardiology societies in the US, Europe and Japan strongly supporting the cardiac CT pathway. Finally, and most recently, we have received in the U.S. specific CPT codes, widespread coverage decisions from commercial and governmental payers and payment policies providing reimbursement for and access to the HeartFlow pathway.

Slide 20 (Unlocked Barriers Driving Adoption by Key Cardiology Societies, Providers and Payers Cont.):

With all of these fundamental building blocks in place, we now have the ability to commercially launch the HeartFlow pathway. In the U.S., in recent months, we have seen the American College of Cardiology and the American Heart Association institute appropriate use criteria including FFRCT to guide therapeutic decisions. The COVID pandemic spotlighted how difficult it can be to differentiate COVID effecting cardiac function vs. inadequate blood supply caused by coronary artery disease. The American College of Cardiology as well as other professional societies emphasized the precision of the CT / HeartFlow pathway. Even more importantly, the pandemic accentuated how profoundly inadequate we are as a society at providing equitable access to high quality health care.

HeartFlow delivers the same level of excellence to all patients, regardless of gender, race, or socio-economic status. A prime example of how this care paradigm is shifting is what happened in the United Kingdom. In 2018, HeartFlow was invited to participate in the innovation technology program of the National Health Service. In the years following, HeartFlow was used in thousands of patients. In dozens of UK hospitals, the clinical advantages were highlighted day in and day out. The economic savings were over 500 pounds per patient, significantly higher than a pro forma model would suggest. In April of 2021, the NHS announced HeartFlow as a part of its MedTech funding mandate, blazing the trail for the HeartFlow pathway to be implemented across the entire country and made available for each and every patient.

Slide 21 (Unlocked Barriers Driving Adoption by Key Cardiology Societies, Providers and Payers Cont.):

In the U.S., we now have over 96% of patients with commercial insurance with coding, coverage and payment policies embracing the CT/HeartFlow pathway. In recent months we've also seen a streamlining of prior authorization requirements, moving from two separate prior authorizations required: one for the CT scan and a second for the HeartFlow Analysis. Today, in almost 70% of covered lives, no preauthorization is required or FFRCT is automatically authorized in conjunction with cardiac CT. What has been most compelling in recent months is that several large commercial payers, responding to the overwhelming clinical evidence demonstrating better patient outcomes, a better patient experience and a reduced total cost of care, have implemented decision support tools informing the physicians of the preferred CT/HeartFlow pathway whenever a noninvasive cardiac test is warranted.

Another important commercial strategy is to develop master service agreements with leading health care systems, while the building blocks of coding coverage, payment, and professional society endorsements have been assembled. And with the recent changes with payor activism, improved reimbursement, and professional society endorsements, we have now seen luminary healthcare systems, such as Atrium Health, moving towards the CT/HeartFlow pathway as the preferred pathway for most patients. Unless there is a prespecified exclusion, HeartFlow receives the cardiac CT scan and delivers back for each patient the vital anatomic and functional information delivering the precision in diagnosis and enabling optimization of therapy.

Slide 22 (Aligned with and Enabling of Healthcare’s Mega Trends):

HeartFlow delivers on the most important attributes of any new technology in health care. A superior clinical outcome, a better patient experience and a significant reduction in the total cost of care for patients with heart disease. We achieved this by merging the very best of technology, artificial intelligence and big data with the global demand to provide better care at lower cost.

Slide 23 (Predictable and Attractive SaaS Model Combining Fee-per-analysts and Base Subscription Layers):

Our business model is simple. For FFRCT, we charge a fee per analysis of $1,100 per patient in the U.S., with a global ASP of just over $900. Before HeartFlow had coding, coverage and payment policies in place, we charged a base subscription fee to build the clinical evidence required to demonstrate to physicians and payers alike the clinical and economic value of the HeartFlow Analysis. As we roll out additional products in the coming quarters, we will re-institute a base subscription fee to encompass our PreRead, Plaque, Myocardial Insights and Planner. Our goal is to be a universal and indispensable partner to all health care providers in optimizing care for patients with coronary artery disease. The HeartFlow business model facilitates that each and every patient benefits from the artificial intelligence applications used to deliver precise personalized care and optimized therapy.

Slide 24 (Augmented by a Visionary Software Pipeline to Fuel a Significant TAM Story for Years to Come):

We are energized by the opportunity we see in our robust software pipeline, which fuels a significant total addressable market. Our comprehensive integrated cloud-based technology product suite helps physicians make optimal cardiovascular care decisions. We now have FFRCT available in hundreds of hospitals in the U.S., the EU, the UK, and Japan. And recently, we received clearance by the FDA for Planner, facilitating pre-intervention therapy planning. In the coming quarters, we plan on commercially releasing our anatomic PreRead, detailed quantitative and qualitative plaque information.

Slide 25 (Augmented by a Robust Software Pipeline to Fuel a Significant TAM Story for Years to Come):

The first patient population our technology serves are those presenting to a health care provider with symptoms suggestive of coronary artery disease, such as chest pain or shortness of breath, where a non-invasive cardiac test is indicated. In the United States there are about 10 million non-invasive tests performed annually, each assessing coronary artery disease. Yet as Charley referenced, the majority of these tests are inaccurate for diagnosing coronary artery disease.

The HeartFlow pathway is a superior solution meeting this significant clinically unmet need. Over the coming years we expect our technology to be delivered to hundreds of millions of patients who are at high risk of cardiovascular death. The precision of the HeartFlow Analysis benefits not only those with symptoms suggestive of coronary disease, but those with significant risk factors who today have no solution to turn the world's leading killer into a chronic manageable disease. Our technology solution will deliver anatomic information to each patient undergoing a cardiac CT scan.

In the future, HeartFlow will provide detailed plaque information for two out of every three patients who undergo a cardiac CT who have plaque or atherosclerotic narrowing in the coronary arteries. In about 1/3 of all patients undergoing cardiac CT, there is a plaque burden significant enough to warrant FFRCT to differentiate those patients who will best be served by medical therapy or by intervention. And finally, the information HeartFlow provides will benefit every patient whether through Planner to optimize interventional therapy, or plaque to optimize medical therapy.

Slide 26 (Augmented by a Robust Software Pipeline to Fuel a Significant TAM Story for Years to Come):

Today, we compete in a $10B total addressable market with our first product, FFRCT, of symptomatic patients through our Fee Per Analysis business model. While this TAM is quite large, we are even more excited about our ability to unlock three incremental layers of TAM as we move through the short, medium and long-term.

In late 2022, we plan to introduce, via subscription model, our Heartcare Product Suite, including our Planner, PreRead, Plaque Analysis and Myocardial Insights. This subscription model expands our TAM by 7%, or $700 million.It is an important gateway towards additional symptomatic and asymptomatic testing down the road. Early in the adoption of Plaque Analysis, we will perform randomized control trials to generate performance data, seek appropriate guidelines and, we believe, enable broad payor coverage similar to our journey with FFRct.

Once we achieve this, we believe that Plaque will scale as a Fee Per Analysis business model, adding an additional 7.1B to the TAM, bringing the medium term TAM to approximately $18B.

Consistent with our culture of reinvestment and innovation, we will work hard to develop the robust suite of tools to power our HeartFlow Risk Assessment that will be appropriate as an asymptomatic assessment tool to identify areas for investigation or to enhance patient confidence and health. This not only adds $24B directly to our TAM, but in identifying areas for investigation and intervention before symptoms occur it will drive a $2.7B opportunity in additional FFRct tests and an additional $5.1B in Plaque analysis. In this manner, we can increase our TAM 5-fold over time to a total of $50B, which does not yet include significant markets such as China nor other applications beyond the heart, such as peripheral artery disease or stroke.

The key drivers to capture this market include new customer site additions, increase in utilization of HeartFlow in existing health care systems and launch of our enterprise suite subscription in Q4 of 2022. As exemplified by the NHS MedTech funding mandate and a recent consensus publication from the American College of Cardiology, we believe the CT/HeartFlow pathway will become the standard of care.

Our entire team is energized by this significant runway of clinical and commercial opportunity to pursue.

I’d now like to turn our presentation back over to Larry to review key investment attributes.

Larry Robbins

Slide 27 (Fueling a Compelling High Growth Outlook):

Thank you John. HeartFlow is poised to attack layers upon layers of incremental growth over the coming decade and beyond in the race to properly identify and measure HeartHealth.  The 2021 – 2025 business plan incorporates three main growth drivers within the US, UK, Japan and EU:  new site growth, procedure growth per site and, third, beginning in late 2022, subscription revenues from the bundle of Planner, PreRead, Plaque Analysis and Myocardial Insights.

As you can see, Management forecasts revenue growth of 88% annually through the planning period, from $42 million in 2021 to $525 million by 2025, an increase of 12 and a half times over the period.  Let me try to break this down into more granular and understandable parts.

First, the Company is expected to grow the average number of sites using HeartFlow more than 3.5x, from about 500 sites today to 1,800 in 2025.  This growth is driven by the wholesale shift towards CTA scans, as well as strong execution against the large commercial pipeline in the US, UK, Japan and parts of the EU.

As well, ARPU is also projected to grow 3.5x over the period from roughly 84,000 today to over 290,000 by 2025. Driving this ARPU growth is a significant tailwind in the number of HeartFlow scans performed per site, augmented by expected subscription revenue generated by HeartFlow’s launch of their enterprise software and integrated heartcare product suites.

As John described, the total addressable market for HeartFlow is expected to expand from approximately $11B in the near-term to $50B over the long-term, driven by the planned unbundling of Plaque from Subscription to Fee Per Analysis, penetration into asymptomatic assessment and ultimately the HeartFlow Risk Assessment.  To scope the runway for growth from here, we note that the 2025 revenues are a less than 5% penetration of the near-term TAM.  Furthermore, the near and long term TAM is only measured in the geographies presently served and targeted by HeartFlow.  Any potential commercial opportunities in China, pan-Asia ex Japan, Latin America and Africa would be wholly incremental.

Slide 28 (Brought to the Market at an Attractive Valuation):

Longview and Management are united in our excitement about the long-term societal and commercial impact HeartFlow is positioned to capture over the coming decade and beyond.  With humility, we recognize that projecting quarterly revenue several years out in a hypergrowth company carries with it timing uncertainties.  As such, we all agreed it would be fair to all and highly attractive to our new public market investors to price the transaction at a discount to comparables on 2023 revenue, which given the growth results in an even more material discount on 2024 and 2025 revenues.  Specifically, at $10 per Longview share, the Company is valued at 11.6x 2023 revenues, a more than 25% discount to the average of 3 separate comparable groups, and greater than 55% discount on 2025 at 4.5x revenue.

Slide 29 (Led by a World-Class Team):

HeartFlow’s successes and future growth are a reflection of an extraordinarily talented, diverse, committed and cohesive group of leaders with an average tenure of 7 years, bringing together expertise across technology, clinical, regulatory, commercial and fiduciary functions.  We are thrilled that Bill Weldon, former Chairman and CEO of Johnson and Johnson will continue his role as HeartFlow Board Chair along with John Stevens, Charley Taylor, Julie Cullivan and Jeff Lightcap.  Longview CEO John Rodin will also join the new board and we are underway with board recruitment to find additional capable, committed and diverse independent directors.

Slide 30 (Fortified by Experienced Investment Partners):

We are honored to have been selected as the partner to bring HeartFlow into the public markets through the SPAC merger. We are committed to building upon our more than two decades of experience investing across the provider and payer community as well as our strong history of constructive engagement to be a true and committed partner to HeartFlow throughout its journey.

We are pleased to lock arms with visionary growth investors such as Baillie Gifford, Blue Venture Fund, HealthCor, Wellington, and others as we pursue our aligned strategy of maximizing clinical and societal impact that will generate significant growth and shareholder value over time, and we have agreed to a 3 year lock-up on sponsor shares to align interests and reinforce our long-term orientation.

With that, I will turn it over to John with concluding comments.

John Stevens

Slide 31 (Collectively Driving Societal and Commercial Impact by Enabling Access to Optimized Care for All Patient Populations):

Thank you Larry. Heart disease is the world's leading killer. As we discussed earlier in the presentation the current noninvasive stress testing paradigm is fundamentally broken. There is no direct visualization of the coronary arteries and the disease in them. The false positives require millions of patients undergoing unnecessary invasive coronary angiograms and most importantly the false negatives all too prevalent in stress testing, leave patients with significant and high-risk disease untreated. In our introduction of HeartFlow I hope it's unquestionably clear that our mission is to improve the lives of all patients who have or are at risk of death from coronary artery disease. We deliver this solution for the largest unmet need in medicine. A precise, personalized noninvasive diagnostic solution enabled by the application of artificial intelligence, cloud computing and big data.

Coronary artery disease diagnosis and management are rife with disparities in access and care across socially vulnerable populations, who often receive less care, and less than optimal care. Our technology and business model democratize access to best-in-class diagnostic precision and therapy-optimization for all patients.  HeartFlow provides objective quantitative results, minimizes the need for patient visits, and enables access in diverse settings of care from primary care clinics to physician offices to hospitals. As such, we deliver the same high-quality solution to all patients regardless of gender, race, ethnicity, geographic location, and socioeconomic status.

The HeartFlow solution provides more for less. Better outcomes, a better patient experience and a reduced cost of care. We hope you will become a part of the HeartFlow community.

Thank you for your interest and support.